EXHIBIT 99.1

FIRST AMENDMENT TO DEALER MANAGER AGREEMENT

THIS FIRST AMENDMENT TO DEALER MANAGER AGREEMENT is made and entered into as of the 27th day of May, 2005, by and between WELLS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (the "Company"), and WELLS INVESTMENT SECURITIES, INC., a Georgia corporation ("Dealer Manager"). (The Company and Dealer Manager may be collectively referred to herein as the "Parties.")

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Dealer Manager Agreement dated April 5, 2004, relating to the offering and sale of shares of common stock of the Company pursuant to the Company's dividend reinvestment plan (the "Agreement"); and

WHEREAS, on April 19, 2005, the Board of Directors of the Company approved an amendment to the Company's dividend reinvestment plan to reduce the share price for shares offered and sold pursuant to the dividend reinvestment plan from $9.55 per share to $8.00 per share effective for dividends declared and paid beginning in June 2005; and

WHEREAS, the Parties desire to amend the Agreement to reflect the revision of the purchase price for shares offered and sold pursuant to the Company's dividend reinvestment plan.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do hereby agree as follows:

1. The initial paragraph of the Agreement is hereby deleted in its entirety and replaced with the following:

"Wells Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), has registered for offer and sale a maximum of 100,000,000 shares of its common stock, $.01 par value per share (the "DRP Shares") to be issued and sold pursuant to the Company's dividend reinvestment plan (the "DRP"). The purchase price for the initial 14,217,097 of DRP shares sold pursuant to the offering was $9.55 per share. The purchase price for the remaining 85,782,903 of DRP shares to be sold pursuant to the offering is $8.00 per share. The Board of Directors of the Company may change the share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the share price is subject to increase or decrease at any time in the future at the Board's discretion. Terms not defined herein shall have the same meaning as in the Prospectus (as defined herein). In connection therewith, the Company hereby agrees with you, the Dealer Manager, as follows:"

2. Other than as expressly provided herein, the Agreement and all terms and provisions thereof shall remain in full force and effect, unmodified hereby. The Agreement, as amended hereby, forms the entire agreement between the Company and Dealer Manager with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Dealer Manager Agreement as of the date first above written.

THE COMPANY:

WELLS REAL ESTATE INVESTMENT TRUST, INC.

By: /s/ Leo F. Wells, III

Leo F. Wells, III

President

DEALER MANAGER:

WELLS INVESTMENT SECURITIES, INC.

By: /s/ Douglas P. Williams

Douglas P. Williams

Vice President